January 2, 2015

HOLLYFRONTIER CORPORATION ANNOUNCES EXPECTED LOWER OF COST OR MARKET INVENTORY ADJUSTMENT AND PROVIDES UPDATE ON EL DORADO REFINERY TURNAROUND

HollyFrontier Corporation (NYSE: HFC) announced today its expectation of a lower of cost or market (LOCM) Inventory adjustment resulting in a pre-tax income statement charge between $350 and $400 million for the year due to more than a 45% decline in crude price experienced in the fourth quarter 2014. The actual LOCM adjustment will be determined considering many factors including any change in crude price that may occur prior to the release of fourth quarter earnings. HollyFrontier also announces an update on the status of the El Dorado Refinery turnaround. Planned maintenance at the El Dorado Refinery extended 10 days longer than expected and included discovery of significant mechanical repairs needed in the Gas Oil Hydrotreater. This prompted a shift towards a lighter and sweeter crude slate post-turnaround and limited the Company’s overall crude charge in the quarter to 359,000 BPD.

About HollyFrontier Corporation
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high-value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day ("bpsd") refinery located in El Dorado, Kansas, two refinery facilities with a combined capacity of 125,000 bpsd located in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 39% interest (including the general partner interest) in Holly Energy Partners, L.P.
Information about HollyFrontier may be found on its website at http://www.hollyfrontier.com .

HollyFrontier Corporation
Julia Heidenreich, 214-954-6510
VP, Investor Relations
or
Craig Biery, 214-954-6510
Investor Relations